Company Contact:
Gail A. Sloan
Chief Financial Officer and Secretary
La Jolla Pharmaceutical Company
858-452-6600
gail.sloan@ljpc.com

LA JOLLA PHARMACEUTICAL COMPANY ANNOUNCES APPOINTMENT OF DR. BERTRAND C. LIANG TO BOARD OF
DIRECTORS

SAN DIEGO, CA – December 7, 2010 – La Jolla Pharmaceutical Company (OTCBB: LJPC) (the “Company”) today announced that Dr. Bertrand C. Liang has been appointed to the Company’s Board of Directors. Dr. Liang is Chief Executive Officer of Pfenex Inc., a biotech company focused on the production of innovator proteins, reagent proteins, and biosimilars, and Capital Member of Forward Ventures/Medical Science Partners. He has worked in the development and financing of biopharmaceuticals for the last 20 years, including at Amgen, Biogen Idec, the National Institutes of Health, Paramount Biosciences and Tracon Pharmaceuticals. Dr. Liang serves on the Board of Directors of Tracon Pharmaceuticals and Pico Pharmaceuticals, Ltd.

Dr. Liang attended Northwestern Medical School and the University of Bolton, with business school at the Regis School of Professional Studies and the Sloan School of Management, emphasizing Strategy and Innovation. Dr. Liang’s clinical training was completed at Brown University and the University of Michigan, with post-doctoral studies at the National Center for Human Genome Sciences and the National Cancer Institute.

“Dr. Liang’s breadth of medical expertise, extensive experience in technology evaluation and small company building and his proven development skills will all be of tremendous value to La Jolla as we seek to establish a pipeline and rebuild the Company”, said Deirdre Y. Gillespie, M.D., President and Chief Executive Officer of La Jolla Pharmaceutical Company. “We are very excited indeed that he is joining our Board of Directors”.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company dedicated to improving and preserving human life by acquiring and developing innovative pharmaceutical products. In May 2010, the Company completed a private placement of its securities for up to $16.3 million in gross proceeds, payable in two tranches and subject to the acquisition of a suitable drug candidate or the approval of a development plan for Riquent®. The Company expects to use a portion of the initial $6.0 million in proceeds to evaluate potential pharmaceutical products for in-licensing or acquisition and/or to assess whether development opportunities for Riquent exist, among other uses. The Company has historically focused on the development and testing of Riquent as a treatment for lupus nephritis. The Phase 3 clinical trial for Riquent, called the “ASPEN” study, was terminated in February 2009, after the Independent Data Monitoring Board for the ASPEN study informed the Company that they had completed the first interim efficacy analysis and determined that continuing the study was futile. Although continuing the ASPEN study was determined to be futile with respect to the clinical endpoints, Riquent did demonstrate a statistically significant, dose dependent reduction in antibodies to double-stranded DNA when compared to placebo and appeared to be well tolerated. No clinical development activities are currently ongoing while the Company evaluates future candidates for development.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the SEC, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. These risks include, but are not limited to, risks relating to the ability to find suitable candidates for acquisition. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company’s reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.